Filed Pursuant to Rule 424(b)(3)
Registration No. 333-106352
CUSIP No. 65333FAL1

1 1/2% Convertible Senior Notes due 2008

NEXTEL PARTNERS, INC.

PROSPECTUS SUPPLEMENT DATED NOVEMBER 13, 2003
TO PROSPECTUS DATED NOVEMBER 3, 2003

        The selling security holders table on pages 25-27 of the prospectus, as supplemented, is hereby further amended to update the information with respect to and to include the following entities as selling security holders in the prospectus and to list their respective amounts of 1 1/2% convertible senior notes due 2008:

Name	Principal Amount at Maturity of Notes Beneficially Owned That May Be Sold	Percentage of Notes Outstanding	Number of Shares of Class A Common Stock That May Be Sold	Percentage of Common Stock Outstanding
B.G.I. Global Investors c/o Forest Investment Mngt. LLC	$601,000.00	*	79,277	*
Forest Fulcrum Fund LLP	$1,660,000.00	*	218,968	*
Forest Global Convertible Fund Series A-5	$6,135,000.00	3.51%	809,260	*
Forest Multi-Strategy Master Fund SPC, on behalf of Series F, Multi-Strategy Segregated Portfolio	$1,660,000.00	*	218,968	*
LLT Limited	$538,000.00	*	70,967	*
Lyxor Master Fund c/o Forest Investment Mngt. LLC	$2,451,000.00	1.40%	323,308	*
Radcliffe SPC, Ltd. (for and on behalf of the Class A Convertible Crossover Segregated Portfolio)	$15,500,000.00	8.86%	2,044,585	*
RBC Alternative Assets Convertible Fund LP	$506,000.00	*	66,746	*
Relay 11 Holdings c/o Forest Investment Mngt. LLC	$380,000.00	*	50,125	*
Sphinx Convertible Arbitrage c/o Forest Investment Mngt. LLC	$238,000.00	*	31,394	*
UBS Oconnor LLC f/b/o Oconnor Global Convertible Arbitrage Master Limited	$6,000,000.00	3.43%	791,452	*
Univest Convertible Arbitrage Fund Ltd. c/o Forest Investment Mngt. LLC	$491,000.00	*	64,767	*
Xavex Convertible Arbitrage 4 Fund c/o Forest Investment	$238,000.00	*	31,394	*
Zurich Master Hedge Fund c/o Forest Investment Mngt. LLC	$917,000.00	*	120,960	*